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                                                                     EXHIBIT 4.2

           FORM OF STOCK OPTION AGREEMENT PERTAINING TO THE 1996 PLAN

                        INCENTIVE STOCK OPTION AGREEMENT
                 (GRANTED UNDER THE 1996 STOCK INCENTIVE PLAN)

         This Incentive Stock Option Agreement (the "Agreement") is entered into as of ________________________, by and between TECHNICLONE INTERNATIONAL CORPORATION, a California corporation (the "Company") and ___________________ (the "Optionee") pursuant to the Techniclone International Corporation 1996 Stock Incentive Plan (the "Plan").

         1. GRANT OF OPTION. The Company hereby grants to Optionee an option (the "Option") to purchase all or any portion of a total of ______ (________) shares (the "Shares") of the Common Stock of the Company at a purchase price of ___________ ($_____) per share (the "Exercise Price"), subject to the terms and conditions set forth herein and in the Plan. This Option is intended to qualify as an "incentive stock option" as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). As used in this Agreement, the term "Committee" shall refer to the committee of the Board of Directors of the Company appointed to administer the Plan, and if no such committee has been appointed, the term Committee shall mean the Board of Directors.

         2. VESTING OF OPTION. The right to exercise this Option shall vest with respect to __________ shares on _______________, with respect to an additional _______________ shares on _______________, with respect to an additional _______________ shares on _______________ and with respect to an additional ________________ shares on _____________, when this Option, unless sooner terminated, will have become exercisable as to all the Shares issuable hereunder. This Option shall be exercisable, in the manner set forth in
Section 4 hereof, from time to time in whole or in part as to any and all vested installments, provided, however, that this Option shall not be exercised as to any fractional shares.

                 No additional shares shall vest after the date of termination of Optionee's "Continuous Employment" (as defined in Section 3 below), but this Option shall continue to be exercisable in accordance with Section 3 below with respect to that number of shares that have vested as of the date of termination of Optionee's Continuous Employment.

         3. TERM OF OPTION. Optionee's right to exercise this Option shall terminate upon the first to occur of the following:

                 (a) the expiration of ten (10) years from the date of this Agreement;

                 (b) the expiration of twelve (12) months from the date Optionee's "Continuous Employment" (as defined below) is terminated if such termination is due to permanent disability of the Optionee (as defined in Section 22(e)(3) of the Code);

                 (c) the expiration of twelve (12) months from the date Optionee's Continuous Employment is terminated if such termination is due to the Optionee's death; or





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                 (d)      the expiration of ninety (90) days from the date
Optionee's Continuous Employment is terminated if such termination occurs for any reason other than permanent disability or death; or

         As used herein, the term "Continuous Employment" means employment by the Company or any subsidiary or parent of the Company which is uninterrupted except for vacations, illnesses (other than those which constitute permanent disability, as defined in Section 22(e)(3) of the Code), or leaves of absence which are approved in writing by the Company or a subsidiary or parent of the Company, if applicable. A transfer of the Optionee's employment, without an intervening period, from the Company to, or to the Company from, any subsidiary and/or parent of the Company, or between subsidiaries, shall not be considered a termination of Continuous Employment.

         4. EXERCISE OF OPTION. On or after the vesting of any portion of this Option in accordance with Section 2 above, and until termination of this Option in accordance with Section 3 above, the portion of this Option which has vested may be exercised in whole or in part by the Optionee (or, after his or her death, by the person designated in Section 5 below) by delivery of the following to the Company at its principal executive offices:

                 (a) A written notice of exercise which identifies this Agreement and states the number of Shares (which may not be less than 100, or all of the Shares if less than 100 Shares then remain covered by this Option) then being purchased (but no fractional Shares may be purchased);

                 (b) Payment of the Exercise Price in full for the number of shares then being purchased (i) in cash, (ii) by check, (iii) with the prior written consent of the Committee, by execution and delivery of Optionee's promissory note in the principal amount of the aggregate Exercise Price, with such term, interest rate and other terms and conditions, including, without limitation, requiring the shares acquired upon exercise to be pledged to the Company to secure payment of the note, as the Committee may specify, (iv) with the prior written consent of the Committee, by the delivery of shares of Common Stock of the Company owned by the Optionee having a fair market value on the date of exercise equal to the aggregate Exercise Price of the shares as to which such Option is exercised, (v) by cancellation of indebtedness of the Company to the Optionee, (vi) with the Committee's written consent, the cancellation by Optionee of other options to purchase a number of shares of Common Stock of the Company that have an aggregate fair market value, net of the aggregate exercise price thereof, which is equal to the aggregate exercise price of the options being exercised, provided the options being cancelled are held and are then fully exercisable by the Optionee, (vii) provided that a public market for the Company's Common Stock exists, through a "same day sale" commitment from the Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company, (viii) provided that a public market for the Company's Common Stock exists, through a "margin" commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company, or (ix) by any combination of the foregoing methods of payment;





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                 (c)      A check or cash in the amount reasonably requested by
the Company to satisfy the Company's withholding obligations, if any, under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Optionee in connection with the exercise, in whole or in part, of the Option (unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee's wages, bonus or other income paid to Optionee by the Company or any parent or subsidiary of the Company, provided such arrangements satisfy the requirements of applicable tax laws); and

                 (d) A letter agreement, if requested by the Company, in such form and substance as the Company may require, setting forth the investment intent of, and agreements restricting the transferability of the Option Shares from, the Optionee or person designated in Section 5 below, as the case may be.

         5. DEATH OF OPTIONEE; NO ASSIGNMENT. The rights of the Optionee under this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Agreement or the Plan shall be void and shall have no effect. If the Optionee should die prior to the termination of this Option, and provided Optionee's rights hereunder shall have vested pursuant to Section 2 hereof, Optionee's legal representative, his or her legatee, or the person who acquired the right to exercise this Option by reason of the death of the Optionee (individually, a "Successor") shall succeed to the Optionee's rights and obligations under this Agreement. After the death of the Optionee, only a Successor may exercise this Option.

         6.      REPRESENTATIONS AND WARRANTIES OF OPTIONEE.

                 (a) Optionee represents and warrants that this Option is being acquired by Optionee for his or her personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

                 (b) Optionee acknowledges that the Company may issue Shares upon the exercise of this Option without registering such Common Stock under the Securities Act of 1933, as amended (the "Act"), on the basis of certain exemptions from such registration requirement. Accordingly, Optionee agrees that his or her exercise of the Option may be expressly conditioned upon his or her delivery to the Company of an investment agreement that will include such representations and undertakings as the Company may reasonably require in order to assure the availability of such exemptions, including a representation that Optionee is acquiring the Shares for investment and not with a present intention of selling or otherwise disposing such Shares and agreements by the Optionee that the Shares may be transferred only in compliance with applicable federal and state securities laws and that the certificates evidencing the Shares shall bear a legend indicating such non-registration under the Act and the resulting restrictions on transfer. Optionee acknowledges that, because Shares received upon exercise of an Option may be unregistered, Optionee may be required to hold the Shares indefinitely unless they are subsequently registered for resale under the Act or an exemption from such registration is available.

                 (c) Optionee represents and warrants that he either (i) has a pre-existing business or personal relationship with the Company or any of its officers, directors or principal shareholders, or (ii) has a business or financial experience either alone or with such Optionee's investor representative sufficient to have the capacity to protect such Optionee's interest in connection with the acquisition of the Option and, upon exercise thereof, Shares.





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                 (d)      Optionee acknowledges receipt of a copy of the Plan
and understands that all rights and liabilities connected with this Option are set forth herein and in the Plan.

         7. LIMITATION OF COMPANY'S LIABILITY FOR NONISSUANCE. During the term of the Plan, the Company agrees at all times to reserve and keep available, and to use its reasonable best efforts to obtain from any regulatory body having jurisdiction any requisite authority in order to issue and sell, such number of shares of its Common Stock as shall be sufficient to satisfy its obligations hereunder and the requirements of the Plan. Inability of the Company to obtain, from any regulatory body having jurisdiction, authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares of its Common Stock hereunder and under the Plan shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

          8. RESTRICTIVE LEGENDS. Optionee hereby acknowledges that federal securities laws and the securities laws of the state in which he or she resides may require the placement of certain restrictive legends upon the Shares issued upon exercise of this Option, and Optionee hereby consents to the placing of any such legends upon certificates evidencing the Shares as the Company, or its counsel, may deem necessary.

          9.     ADJUSTMENTS UPON CHANGES IN CAPITAL STRUCTURE, MERGER, ETC.

                 (a) In the event of any changes in the outstanding shares of Common Stock of the Company resulting from a stock split, reverse stock split, stock dividend, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made to the number and kind of Shares subject to this Option and to the Exercise Price per Share, in accordance with the provisions of Section 10.1 of the Plan.

                 (b) In the event of a merger, consolidation or other reorganization in which the Company is not the surviving corporation, or although it is the surviving corporation, the holders of its voting shares immediately prior to such transaction will own less than 50% of the Company's voting shares after the consummation of such transaction, this Option shall terminate upon the effective date of such transaction unless a successor corporation assumes this Option, provides substantially similar consideration to Optionee as was provided to the shareholders of the Company, or substitutes substantially equivalent options covering shares of the successor corporation, in accordance with the provisions of Section 10.2 of the Plan.

         10. NO EMPLOYMENT CONTRACT CREATED. Nothing in this Agreement shall be construed to constitute or be evidence of any right with respect to continuance of employment with the Company or any subsidiary or parent of the Company, or to limit in any way the right of the Company or any subsidiary or parent of the Company to terminate Optionee's employment at any time, with or without cause.

         11. NO RIGHTS AS SHAREHOLDER. The Optionee (or a Successor pursuant to Section 5 hereof) shall have no rights as a shareholder with respect to any Shares covered by this Option until the date of the issuance of a stock certificate or certificates to him or her for such Shares, notwithstanding the exercise of this Option.





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         12.     INTERPRETATION.  This Option is granted pursuant to the terms of the Plan, and shall in all respects be interpreted in accordance therewith. The Committee shall interpret and construe this Option, and its decision shall be conclusive upon any question arising hereunder.

         13. NOTICES. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, and addressed, if to the Company, at its principal place of business, Attention: the Chief Financial Officer, and if to the Optionee, at his or her most recent address as shown in the employment or stock records of the Company.

         14. GOVERNING LAW. The validity, construction, interpretation, and effect of this Option shall be governed by and determined in accordance with the laws of the State of California.

         15. SEVERABILITY. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

         16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

         17. CALIFORNIA CORPORATE SECURITIES LAW. The grant of the Option and the sale of the shares that are the subject of this Agreement have not been qualified with the Commissioner of Corporations of the State of California and the grant of the Option, and the issuance of such shares or the payment or receipt of any part of the consideration therefor, prior to such qualification is unlawful, unless the sale of such shares is exempt from such qualification by Section 25100, 25102 or 25105 of the California Corporate Securities Law of 1968, as amended. The rights of all parties to this Agreement are expressly conditioned upon such qualification being obtained, unless the sale is so exempt.





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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                           TECHNICLONE INTERNATIONAL
                                           CORPORATION


                                           By:  _______________________________
                                           Title: _____________________________


         The Optionee hereby accepts this Option subject to all the terms and provisions hereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan. The Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld by federal, state or local law as a result of the exercise of this Option.


                                           "OPTIONEE"


                                           ___________________________________





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